EXHIBIT 2.1
ASSET PURCHASE AGREEMENT
THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of the 7th day of December, 2007 by and among Easylink Services International Corporation, a Delaware corporation (“Parent”), EasyLink Services Corporation, a Delaware corporation (“Seller”) and j2 Global Communications, Inc., a Delaware corporation (“Purchaser,” and, together with Seller and Parent, the “Parties” and individually, a “Party”).
WHEREAS, Seller is currently engaged in messaging services and solutions;
WHEREAS, Purchaser is a leading provider of value-added messaging and communications services and solutions to individuals and businesses around the globe; and
WHEREAS, Purchaser wishes to purchase and assume from Seller, and Seller wishes to sell and transfer to Purchaser, certain assets and liabilities of Seller relating to or used in its web-based fax delivery service (the “Business”) on the terms and subject to the conditions set forth herein.
NOW, THEREFORE, in consideration of and subject to each of the covenants, representations, warranties, terms and conditions hereinafter set forth, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
ARTICLE I
DEFINITIONS
1.1 Definitions. Capitalized terms used in this Agreement shall have the following meanings:
“Agreement” shall have the meaning set forth in the preamble.
“Assumed Liabilities” shall have the meaning set forth in Section 3.1.
“Business” shall mean that segment of Seller’s business generally described as RapidFAX.
“Business Day” shall mean any day excluding Saturday, Sunday and any day on which banking institutions located in the State of Delaware are authorized or required by applicable Law or other governmental action to be closed.
“Competitive Business” shall have the meaning set forth in Section 11.2(a).
“Confidential Information” shall have the meaning set forth in Section 15.1.
“Contract” shall mean any agreement, contract, commitment, indemnity, lease or license, promise or other undertaking, whether written or oral and whether express or implied.
“Closing” shall have the meaning set forth in Section 5.1.
“Closing Date” shall have the meaning set forth in Section 5.1.
“Closing Payment” shall have the meaning set forth in Section 4.2(a).

“Customer Contracts” shall mean a Contract to provide services to a customer of the Business.
“DID” shall mean direct inward dial numbers.
“Excluded Assets” shall have the meaning set forth in Section 2.2.
“Excluded Contracts” shall have the meaning set forth in Section 2.2(c).
“Excluded Liabilities” shall have the meaning set forth in Section 3.2.
“Governmental Authority” shall mean any domestic, foreign or local government, administrative agency, commission, department or other governmental, regulatory or self-regulatory authority.
“Governmental Authorization” shall mean any license, permit, approval, registration or other authorization granted, given or made available by or on behalf of any Governmental Authority.
“Holdback Amount” shall have the meaning set forth in Section 4.2(b).
“Indemnification Threshold” shall have the meaning set forth in Section 12.6.
“Indemnified Parties” shall have the meaning set forth in Section 12.2.
“Intellectual Property” shall have the meaning set forth in Section 2.1(e).
“Knowledge” shall mean (a) the actual awareness or understanding of a fact or matter, or (b) knowledge of a fact or matter which a prudent individual could be expected to discover or otherwise become aware of in the course of conducting a reasonably comprehensive investigation concerning such fact or matter.
“Law” shall mean any law, regulation, statute, code, decree, order, injunction, judgment, ruling, or arbitral award of any Governmental Authority, court or arbitrator.
“LIBOR Rate” on any date shall mean the interest rate that is published by The Wall Street Journal as the 3-month LIBOR rate on such date or if such date is a day on which The Wall Street Journal is not published, the interest rate that is published by The Wall Street Journal as the 3-month LIBOR rate on the most recently preceding date of publication; provided, if The Wall Street Journal ceases to publish an interest rate as the 3-month LIBOR rate (or similar designation), the 3-month LIBOR rate shall mean the 3-month LIBOR rate established from time to time by Citibank, N.A. or its successor.
“Lien” shall mean any mortgage, easement, pledge, hypothecation, option, encumbrance, lien, priority or other security interest or similar restriction.
“Losses” shall have the meaning set forth in Section 12.2.
“Material Adverse Change” shall have the meaning set forth in Section 6.11.
“Material Shortfall” shall have the meaning set forth in Section 4.3(e).
“Notice of Claim” shall have the meaning set forth in Section 12.3.
“Party” and “Parties” shall have the meanings set forth in the preamble.

“Paymentech” shall mean Chase Paymentech Solutions, LLC.
“Post-Closing Period” shall mean any taxable period (or portion thereof) beginning after the Closing Date.
“Pre-Closing Period” shall mean any taxable period (or portion thereof) ending on or ending prior to the Closing Date.
“Prepaid Subscription Amount” shall have the meaning set forth in Section 4.3(b).
“Prepaid Overage Amount” shall have the meaning set forth in Section 4.3(b).
“Proceeding” shall mean any action, arbitration, audit, hearing, investigation, litigation or suit, whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private.
“Purchase Price” shall have the meaning set forth in Section 4.1.
“Purchaser” shall have the meaning set forth in the preamble.
“Purchaser Disclosure Schedules” shall mean the disclosure schedules required to be provided or delivered by Purchaser pursuant to Article VIII of this Agreement.
“Seller” shall have the meaning set forth in the preamble.
“Seller Disclosure Schedules” shall mean the disclosure schedules required to be provided or delivered by Seller pursuant to Article VI of this Agreement.
“Transferred Assets” shall have the meaning set forth in Section 2.1.
“Transferred Contracts” shall have the meaning set forth in Section 2.1(a).
“Transferred Receivables” shall have the meaning set forth in Section 2.1(b).
“U.S. GAAP” shall mean the generally accepted accounting principles for financial reporting in the United States.
“York Capital Management” shall mean the holders of a majority in interest of the Parent’s Series A Senior Secured Convertible Notes due August 17, 2011 and Series B Senior Secured Convertible Notes due August 17, 2011.

ARTICLE II
PURCHASE AND SALE OF ASSETS
2.1 Assets to be Sold. At the Closing, subject to the terms and conditions set forth in this Agreement, Seller shall sell, convey and transfer to Purchaser, and Purchaser shall purchase and acquire from Seller, free and clear of any Liens, all of Seller’s right, title and interest in and to all of the following assets, wherever located, whether tangible or intangible, real, personal or mixed (collectively, the “Transferred Assets”):
(a) all Contracts relating to the Business or Transferred Assets (including, without limitation, the Customer Contracts, affiliate contracts, online agency contracts and Seller’s rights in the related DIDs but excluding the Excluded Contracts) set forth on Schedule 2.1(a) (the “Transferred Contracts”), and all outstanding offers or solicitations made by or to Seller to enter into any Customer Contract relating to the Business or Transferred Assets;
(b) the amount of trade accounts receivable, other accounts receivable, notes receivable and other rights to payment from customers regarding the Business (the “Transferred Receivables”) set forth on Schedule 2.1(b);
(c) all Governmental Authorizations and all pending applications therefor or renewals thereof relating to the Business, in each case to the extent transferable to Purchaser, set forth on Schedule 2.1(c);
(d) all records and other data relating to the Business or Transferred Assets (including, without limitation, customer lists, referral sources, research and development reports, market research reports, service and warranty records, financial records, catalogs, printed materials and all technical data, advertising and promotional materials and other similar records) set forth on Schedule 2.1(d);
(e) all intellectual property rights relating to the Business (including, without limitation, any names, fictional business names, trading names, trademarks, service marks, trademark and service mark applications, copyrights, patents, patent applications, inventions and discoveries that may be patentable, trade secrets, know-how, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints (collectively, “Trade Secrets”) owned, used, or licensed by Seller as licensee or licensor and internet domain names) and other proprietary or intangible rights owned or held for use under license relating to the Business as set forth on Schedule 2.1(e) (the “Intellectual Property”);
(f) all claims of Seller against third parties relating to the Transferred Assets and the Business listed in (a) through (e) above, including contingent claims, set forth on Schedule 2.1(f); and
(g) the goodwill associated with the Transferred Assets listed in (a) through (e) above.
For the avoidance of doubt, an accurate and complete list of the Transferred Assets as of the date hereof has been prepared and delivered by Seller and is attached hereto as Schedule 2.1.
2.2 Excluded Assets. Notwithstanding anything to the contrary contained in Section 2.1 above or elsewhere in this Agreement, Seller will retain its right, title and interest in and to the following property and assets (the “Excluded Assets”), and such property and assets shall not be transferred to Purchaser and shall be excluded from the Transferred Assets:
(a) all cash, cash equivalents and short-term investments;

(b) all trade accounts receivable, other accounts receivable, notes receivable and other rights to payment from customers other than the Transferred Receivables;
(c) all Contracts listed in Schedule 2.2(c) (the “Excluded Contracts”); and
(d) all property and assets of any nature, kind and description other than the Transferred Assets, including, without limitation, those set forth in Schedule 2.2(d).
ARTICLE III
ASSUMPTION OF LIABILITIES
3.1 Assumed Liabilities. From and after the Closing, Purchaser will assume and be liable for, and will pay, perform and discharge as they become due, all liabilities and obligations arising after the Closing under the Transferred Contracts (other than those arising out of or relating to any breaches thereof that occurred prior to the Closing) (the “Assumed Liabilities”).
An accurate and complete list of the Assumed Liabilities as of the date hereof has been prepared and delivered by Seller and is attached hereto as Schedule 3.1.
3.2 Excluded Liabilities. Notwithstanding anything to the contrary contained in Section 3.1 above or elsewhere in this Agreement, Seller will retain the following liabilities and obligations, and such liabilities and obligations shall not be assumed by Purchaser and shall be excluded from the Assumed Liabilities (collectively, the “Excluded Liabilities”).
(a) any liability or obligation of Seller of any nature whatsoever, whether accrued, absolute, contingent or otherwise, asserted or unasserted, known or unknown, not related to the Business;
(b) any liability or obligation of Seller of any nature whatsoever, whether accrued, absolute, contingent or otherwise, asserted or unasserted, known or unknown, to the extent relating to or arising from or in connection with any Excluded Assets;
(c) any liability or obligation under any Transferred Contract arising out of or relating to any breaches thereof that occurred prior to the Closing;
(d) any liability or obligation under any Excluded Contract;
(e) any environmental, health and safety liability of any nature whatsoever, whether accrued, absolute, contingent or otherwise, asserted or unasserted, known or unknown, arising out of or relating to the conduct of the Business prior to the Closing;
(f) any liability or obligation arising out of or relating to any Proceeding commenced, brought, conducted or heard by or before, or otherwise involving, any court, arbitrator or government agency pending as of the Closing;
(g) any liability arising out of or resulting from Seller’s non-compliance with any applicable Law;
(h) any liability or obligation of Seller to its employees of any nature whatsoever, whether accrued, absolute, contingent or otherwise, asserted or unasserted, known or unknown;

(i) except as set forth in Schedule 3.1, any liability or obligation of Seller of any nature whatsoever, whether accrued, absolute, contingent or otherwise, asserted or unasserted, known or unknown, to the extent existing at the time of, or arising out of or relating to acts, events or omissions to act that occurred prior to the Closing or in connection with the conduct of the Business prior to the Closing; and
(j) any other liability or obligation of Seller that is not included in the Assumed Liabilities.
ARTICLE IV
PURCHASE PRICE
4.1 Purchase Price. In consideration of the purchase of the Transferred Assets, Purchaser agrees to (i) assume the Assumed Liabilities, and (ii) pay to Seller an amount equal to $5,300,000 (the “Purchase Price”) minus the Adjustment Amount, if applicable.
4.2 Purchase Price Payment. The Purchase Price shall be paid to Seller as follows:
(a) $4,505,000 (the “Closing Payment”) shall be paid on the Closing Date; and
(b) $795,000 (the “Holdback Amount”), which will be retained by Purchaser to (i) provide a ready source of funds for Seller’s indemnification obligations for breaches of representations and warranties and covenants pursuant to Section 12.6, if any, and (ii) to offset any downward adjustment to the Purchase Price pursuant to Section 4.3, if any. On the first anniversary of the Closing Date (or if such date is not a Business Day, on the Business Day immediately following such date), Seller shall be entitled to receive the Holdback Amount (minus any amounts paid or reserved for payment to Purchaser) plus all interest on the Holdback Amount accrued during the period between the Closing Date and up to and including the date of Seller’s receipt of the Holdback Amount. The Holdback Amount shall bear interest at the LIBOR Rate.
All payments made pursuant to this Section 4.2 may be made by wire transfer of immediately available funds to the account designated by Seller in a written notice delivered to Purchaser at least three Business Days prior to such date for payment.
4.3 Purchase Price Adjustment.
(a) The Purchase Price shall be subject to downward adjustment on a dollar-for-dollar basis to the extent of the sum (the “Adjustment Amount”) of the Prepaid Subscription Amount and Prepaid Overage Amount. For the avoidance of any doubt, in no event shall the Purchase Price be adjusted upward.
(b) For purposes of this Section 4.3, “Prepaid Subscription Amount” shall mean the sum of any amounts received by Seller on or prior to the Closing Date that relate to services of the Business required to be performed following the Closing Date. For purposes of this Section 4.3, “Prepaid Overage Amount” shall mean the sum of any amounts received by Seller on or prior to the Closing Date that relate to the amount of moneys paid in advance for future overage use of the services of the Business as of the Closing Date.
(c) Within 30 days following the Closing, Seller shall give Purchaser written notice of its determination of the Adjustment Amount, which shall be the Prepaid Subscription Amount and Prepaid Overage Amount as calculated by Seller and prepared by Seller in accordance with U.S. GAAP. If Seller fails to give such notice during such 30-day period, Purchaser may give Seller written notice of its determination of the Adjustment Amount, which shall be final, binding and conclusive on the Parties.

(d) If within 30 days following delivery of Seller’s determination of the Adjustment Amount Purchaser has not given Seller written notice of its objection as to the Adjustment Amount calculation (which notice shall state the basis of Purchaser’s objection), then the Adjustment Amount calculated by Seller shall be final, binding and conclusive on the Parties.
(e) If Purchaser duly gives Seller such notice of objection, and if Seller and Purchaser fail to resolve the issues outstanding with respect to the Adjustment Amount within 30 days following Seller’s receipt of Purchaser’s objection notice, Seller and Purchaser shall submit the issues remaining in dispute to an independent accounting firm acceptable to both Seller and Purchaser, which firm shall not have been engaged to perform services for either Seller or Purchaser since December 31, 2004 (the “Independent Accountants”) for resolution. If issues are submitted to the Independent Accountants for resolution, (i) Seller and Purchaser shall furnish or cause to be furnished to the Independent Accountants such work papers and other documents and information relating to the disputed issues as the Independent Accountants may request and are available to that Party or its agents and shall be afforded the opportunity to present to the Independent Accountants any material relating to the disputed issues and to discuss the issues with the Independent Accountants; and (ii) the determination by the Independent Accountants, as set forth in a notice to be delivered to both Seller and Purchaser within 60 days of the submission to the Independent Accountants of the issues remaining in dispute, shall be final, binding and conclusive on the Parties. If the Independent Accountants determine that a payment shortfall of $50,000 or more (a “Material Shortfall”) exists with respect to the Adjustment Amount, Purchaser shall pay to Seller the amount of such Material Shortfall as well as the actual costs and fees of the Independent Accountants. In the event that the Independent Accountants determine that a Material Shortfall does not exist, then Seller shall bear the fees and costs of the Independent Accountants for such determination.
ARTICLE V
CLOSING
5.1 Time and Place of Closing. The consummation of the transfer of the Transferred Assets and the Assumed Liabilities as contemplated by this Agreement (the “Closing”) shall take place at 10:00 a.m. local time, at the offices of j2 Global Communications, Inc. at 6922 Hollywood Blvd., Los Angeles, CA 90028, three Business Days following the satisfaction or waiver of each of the conditions set forth in Article X (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of those conditions) or on such other date, or at such other place, as shall be mutually agreed upon by the Parties. The date on which the Closing shall occur in accordance with the preceding sentence is referred to in this Agreement as the “Closing Date.”
5.2 Purchaser’s Closing Actions. At the Closing, Purchaser shall (i) pay the Closing Payment to Seller in accordance with Section 4.2, and (ii) deliver to seller the following documents, all of which shall be in form satisfactory to Seller:
(a) a certified copy of resolutions of the board of directors of Purchaser authorizing the execution, delivery and performance of this Agreement and other agreements and documents contemplated hereby; and
(b) such certificates, instruments and other documents as are required to be executed or delivered by Purchaser under Section 10.2.

5.3 Seller’s and Parent’s Closing Actions. At the Closing, Seller and Parent shall take any action necessary to effect the transfer of the Transferred Assets and Assumed Liabilities, and deliver to Purchaser the following documents, all of which shall be in form satisfactory to Purchaser:
(a) a certified consent of York Capital Management to the Closing;
(b) a certified copy of resolutions of the board of directors of each of the Seller and Parent authorizing the execution, delivery and performance of this Agreement and the other agreements and documents contemplated hereby;
(c) an assignment of all of the Transferred Assets which shall also contain Purchaser’s undertaking and assumption of the Assumed Liabilities (the “Assignment and Assumption Agreement”) executed by Seller and Parent;
(d) assignments of all Intellectual Property executed by Seller and Parent (the “Assignment of Intellectual Property”);
(e) such certificates, instruments and other documents as are required to be executed or delivered by Seller and Parent under Section 10.3; and
(f) all other documents, certificates and instruments reasonably deemed by Purchaser or its counsel necessary or desirable to consummate the transactions contemplated hereby.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF SELLER
Seller and Parent represent and warrant, jointly and severally, to Purchaser, as of the date hereof (or as of such other date as may be expressly provided in any representation or warranty), as follows:
6.1 Organization. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the assets that it purports to own or use, to carry on its business as now conducted and to perform all its obligations under the Contracts. Seller is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which the nature of the activities conducted by it requires such qualification.
6.2 Authority; Validity. Seller has all necessary corporate power and authority to execute and deliver this Agreement and to perform all of its obligations hereunder. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by all necessary corporate action on the part of Seller. This Agreement has been duly and validly executed and delivered by Seller, and constitutes the valid and legally binding obligation of Seller, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium, or similar laws of general application now or hereafter in effect relating to or affecting creditors’ rights generally, public policy and general principles of equity.
6.3 No Conflict. Except as set forth in Schedule 6.3 of the Seller Disclosure Schedules, neither the execution and delivery of this Agreement by Seller, nor the consummation by Seller of the transactions contemplated hereby will (a) constitute or result in a violation of any Law; (b) conflict with, result in the breach of, constitute a default under, or accelerate the performance provided by, any Contract to which Seller is a party or by which its assets are bound; or (c) violate the certificate of incorporation or bylaws of Seller.

6.4 Consents and Approvals. Except as set forth in Schedule 6.4 of the Seller Disclosure Schedules, Seller is not required to obtain any order, permit, consent, approval or authorization of, or required to make any declaration or filing with, any Governmental Authority or any third party in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.
6.5 Books and Records. The books of account and other financial records of Seller related to the Business, all of which have been made available to Purchaser, are complete and correct and represent actual, bona fide transactions and have been maintained in accordance with sound business practices.
6.6 Revenue Statements. Seller has delivered to Purchaser, as set forth in Schedule 6.6 of the Seller Disclosure Schedules: (i) an unaudited monthly revenue statements for the Business and the Transferred Assets for the ten months ended October 31, 2007 and for the twelve months ended December 31, 2006 (collective, “Revenue Amounts”; and (ii) Paymentech or other billing and bank statements that aggregate to the Revenue Amounts. Except as set forth in Schedule 6.6 of the Seller Disclosure Schedules, such statements (i) have been prepared from and are in accordance with the accounting records of Seller; (ii) have been prepared in accordance with the U.S. GAAP; and (iii) fairly present the revenue of the Business as at the respective dates of and for the periods referred to above.
6.7 Sufficiency of Transferred Assets. Schedule 2.1 is a complete and accurate list of all Transferred Assets. The Transferred Assets constitute all of the assets of the Business, tangible and intangible, of any nature whatsoever, necessary for a successfully migration within and into Purchaser’s operation in the manner as contemplated, to the knowledge of Seller, by Purchaser.
6.8 Real Property. Seller does not own any real property for use in the Business or with the Transferred Assets.
6.9 Title to Transferred Assets. Seller owns, and will own at the Closing, good, valid and transferable title to all of the Transferred Assets, free and clear of any Liens.
6.10 Accounts Receivable. All Transferred Receivables represent valid obligations arising from bona fide sales actually made or services actually provided by Seller in the ordinary course of business without markdowns or discount, and are subject to no valid offsets or counterclaims. Except as set forth in Schedule 2.1(b) of the Seller Disclosure Schedules, such Transferred Receivables are current and collectible net of the respective reserves shown on Schedule 2.1(d) (which reserves are adequate and calculated consistent with past practice). Subject to such reserves, each of such Transferred Receivables will be collected in full, without any setoff, within 90 days after the day on which it first becomes due and payable.
6.11 No Material Adverse Change. Except as set forth in Schedule 6.11 of the Seller Disclosure Schedules, since September 30, 2007, there has not been any material adverse change in the operations, prospects, results of operations or condition (financial or other) of the Business, and no event has occurred or circumstance exists that may result in such a material adverse change. Except as set forth in Schedule 6.11 of the Seller Disclosure Schedules, since September 30, 2007, Seller has conducted the Business only in the ordinary course of business and there has not been any of the following (a “Material Adverse Change”):
(a) entry into, modification or termination of any Contract or transaction with the Business or Transferred Assets involving $20,000 in the aggregate;

(b) sale (other than sales of inventories in the ordinary course of business), lease or other disposition of any asset or property or the creation of any Liens on the Business or Transferred Assets;
(c) cancellation or waiver of any claims or rights regarding the Business or Transferred Assets with a value of $20,000;
(d) indication by any customer or supplier of an intention to discontinue or change the terms of its relationship with Seller regarding the Business or Transferred Assets which represent in excesses of $20,000 of revenue or expense;
(e) initiation, to the Knowledge of Seller or Parent, or settlement of any Proceeding by or against Seller regarding the Business or Transferred Assets;
(f) incurrence by Seller of any additional indebtedness in excess of $20,000 regarding the Business or Transferred Assets;
(g) material change in the accounting policies of Seller relating to the Business or Transferred Assets; or
(h) agreement or commitment by Seller, the result of which would cause a Material Adverse Change listed in (a) through (f) above.
6.12 Tax Matters. Seller has timely paid all taxes, payable by it for the Pre-Closing Period, which will have been required to be paid on or prior to the Closing Date, the non-payment of which (a) could result in any Liens on any of the Transferred Assets or could otherwise adversely affect the operation of the Transferred Assets or Purchaser’s ability to conduct the Business; (b) could adversely affect Seller’s ability to perform its obligations under this Agreement or under any agreements contemplated hereby; or (c) could result in Purchaser becoming liable or responsible therefor. Seller warrants that it will pay all taxes payable by it with respect to any Pre-Closing Period when due.
6.13 Compliance. Except as otherwise set forth in Schedule 6.13 of the Seller Disclosure Schedules, Seller is and has been in full compliance with, and no event has occurred or circumstance exists that (with or without notice or lapse of time) may constitute or result in a violation of, any Law, the failure to comply with or violation of which would have a material adverse effect on the Business. Seller has not received any notice or other communication (whether written or oral) from any Governmental Authority or any other person regarding any actual, alleged or potential violation of, or failure to comply with, any Law, the failure to comply with or violation of which would have a material adverse effect on the Business.
6.14 Legal Proceedings. There is no pending or threatened, to the Knowledge of Seller or Parent, Proceeding (a) by or against Seller or that otherwise relates to or may affect the Business or the Transferred Assets; or (b) that seeks to enjoin or restrict Seller’s ability to consummate the transactions contemplated in this Agreement.
6.15 Contracts. Schedule 6.15 of the Seller Disclosure Schedules sets forth an accurate and complete list of all Transferred Contracts relating to the Business to which Seller is a party, including reasonably complete descriptions of each such Contract. Each Transferred Contract is in full force and effect and is valid and enforceable in accordance with its terms. Seller and each other person or entity that has or had any obligation or liability under each Transferred Contract have been in full compliance with all applicable terms and requirements of such Transferred Contract.

6.16 Solvency. Seller is not now insolvent and will not be rendered insolvent by the transactions contemplated by this Agreement. As used in this Section 6.16, “insolvent” means that the sum of the debts and other liabilities of Seller exceed the present fair saleable value of Seller’s assets. Immediately after giving effect to the consummation of the transactions contemplated by this Agreement, Seller (a) will be able to pay its liabilities as they become due in the usual course of its business; (b) will not have unreasonably small capital with which to conduct its present or proposed business; and (c) will have assets the aggregate fair market value of which exceeds the amount of its liabilities.
6.17 Intellectual Property.
(a) The Intellectual Property is valid, subsisting and enforceable, and is not subject to any order, judgment, decree or agreement adversely affecting Seller’s use thereof or rights thereto. Seller has the right pursuant to license, sublicense, agreement or permission to use, in the manner currently used in the Business, the Intellectual Property. Immediately after the Closing, Purchaser will own or have the right to use in the operation of the Business all of the Intellectual Property, on terms and conditions substantially the same as those in effect for Seller immediately prior to the Closing.
(b) There is no material Proceeding pending, asserted or threatened, to the Knowledge of Seller or Parent, concerning Seller’s ownership, validity, registerability, enforceability, infringement, use or licensed right to use any Intellectual Property in connection with the Business.
(c) Seller has taken reasonable and commercially practicable measures to protect the secrecy, confidentiality and value of the Intellectual Property.
(d) Neither the manufacture, sale, use of any products or services now or heretofore manufactured or sold by Seller nor the operation of the Business in the manner now conducted by Seller infringes (nor has any claim been made by anyone other than Purchaser that any such action infringes) the patents, to the Knowledge of Seller or Parent, or other intellectual property rights of others.
6.18 Personal Data. In respect of the personal data (whether automatically or manually recorded) held by the Seller:
(a) The Seller has complied in all respects with the provisions of the Law, except where such failure to comply will not have a material adverse effect on the Business.
(b) The Seller has not been served with notice under the Law.
(c) No complaints have been made or concerns raised, to the Knowledge of Seller or Parent, by data subjects in respect of personal data, and no enforcement notices have been served on the Seller and no fact or circumstance exists which might give rise to any such complaint, concern or enforcement notice.
6.19 Disclosure.
(a) No representation or warranty of Seller in this Agreement and no statement in the Seller Disclosure Schedules omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

(b) No notice given pursuant to this Agreement will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.
(c) There is no fact known to Seller that has specific application to Seller that materially adversely affects the Transferred Assets, Business, prospects, financial condition, or results of operations of Seller that has not been set forth in this Agreement or schedules hereto.
6.20 Brokers or Finders. The Seller has no obligation or liability, contingent or otherwise, for brokerage or finders’ fees, agents’ commissions, or any other similar payment in connection with this Agreement.
ARTICLE VII
REPRESENTATIONS AND WARRANTIES OF PARENT
Parent represents and warrants to Purchaser, as of the date hereof (or as of such other date as may be expressly provided in any representation or warranty), as follows:
7.1 Organization. Parent is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the assets that it purports to own or use, to carry on its business as now conducted. Parent is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which the nature of the activities conducted by it requires such qualification.
7.2 Authority; Validity. Parent has all necessary corporate power and authority to execute and deliver this Agreement and to perform all of its obligations hereunder. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by all necessary corporate action on the part of Parent. This Agreement has been duly and validly executed and delivered by Parent, and constitutes the valid and legally binding obligation of Parent, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium, or similar laws of general application now or hereafter in effect relating to or affecting creditors’ rights generally, public policy and general principles of equity.
7.3 No Conflict. Neither the execution and delivery of this Agreement by Parent, nor the consummation by Parent of the transactions contemplated hereby will (a) constitute or result in a violation of any Law, or (b) violate the certificate of incorporation or bylaws of Parent.

ARTICLE VIII
REPRESENTATIONS AND WARRANTIES OF PURCHASER
Purchaser represents and warrants to Seller and Parent, as of the date hereof (or as of such other date as may be expressly provided in any representation or warranty), as follows:
8.1 Organization. Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, with full corporate power and authority to conduct its business as it is now being conducted.
8.2 Authority; Validity. Purchaser has all necessary corporate power and authority to execute and deliver this Agreement and to perform all of its obligations hereunder. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by all necessary corporate action on the part of Purchaser. This Agreement has been duly and validly executed and delivered by Purchaser, and constitutes the valid and legally binding obligation of Purchaser, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium, or similar laws of general application now or hereafter in effect relating to or affecting creditors’ rights generally, public policy and general principles of equity.
8.3 No Conflict. Neither the execution and delivery of this Agreement by Purchaser, nor the consummation by Purchaser of the transactions contemplated hereby will (a) constitute or result in a violation of any Law; (b) conflict with, result in the breach of, constitute a default under, or accelerate the performance provided by, any Contract to which Purchaser is a party or by which its assets are bound; or (c) violate the articles of incorporation or corporate regulations of Purchaser.
8.4 Consents and Approvals. Except as set forth in Schedule 8.4 of the Purchaser Disclosure Schedules, Purchaser is not required to obtain any order, permit, consent, approval or authorization of, or required to make any declaration or filing with, any Governmental Authority or any third party in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.
8.5 Legal Proceedings. There is no pending or threatened Proceeding that seeks to or is expected to (a) enjoin or restrict Purchaser’s ability to consummate the transactions contemplated in this Agreement or (b) materially prevent, materially delay or make illegal the consummation of the transactions contemplated by this Agreement.
8.6 Brokers or Finders. Purchaser has no obligation or liability, contingent or otherwise, for brokerage or finders’ fees, agents’ commissions, or any other similar payment in connection with this Agreement.
ARTICLE IX
COVENANTS PRIOR TO AND POST CLOSING
9.1 Access. Between the date hereof and the Closing Date, Seller shall, upon reasonable notice from Purchaser to Seller, afford Purchaser and its officers, employees, consultants, advisors and other representatives reasonable access, during normal business hours, to Seller’s personnel, properties, contracts, books and records, and other documents and data related to the Business.

(b) Following Closing and until the completion of the Transition Services, Seller shall grant to Purchaser and its officers, employees, consultants, advisors and other representatives full and free access, during normal business hours, to Seller’s personnel, properties, contracts, books and records, and other documents and data related to the Business.
9.2 Operation of the Business.
(a) Between the date hereof and the Closing Date, Seller shall conduct the Business in the ordinary course of business. Without limiting the generality of the foregoing, Seller will not take any affirmative action, or fail to take any reasonable action within its control, as a result of which a Material Adverse Change could be reasonably expected to occur.
(b) During the period beginning on the Closing Date and ending four months after the Closing Date, Seller, at Purchaser’s sole discretion, shall have the authority and the obligation to continue to operate the day-to-day business of Seller as purchased by Purchaser through its acquisition of the Transferred Assets including but not limited to the service in general and customer service support, and shall do so only in the ordinary course of business consistent with past practices of Seller (as operated prior to the Closing), and in all cases subject to the oversight and control of Purchaser (“Transition Services”). Notwithstanding the foregoing, Purchaser will use commercially reasonable efforts to complete the transition of the Transferred Assets within two months after the Closing Date, after which transition Seller shall no longer provide Transition Services. In exchange for the Transition Services Purchaser agrees to pay Seller (i) a fixed monthly fee not to exceed $15,000 per month for Transition Services; and (ii) a variable monthly fee of not to exceed $10,000 per month for actual telecommunication related Transition Services. Purchaser has the right to terminate the Transition Services at anytime prior to the end of such 4-month period and shall be liable for such pro rata amount incurred prior to termination. Notwithstanding the foregoing, throughout the period Seller provides the Transition Services Purchaser will reimburse Seller for all costs payable to Paymentech with regard to credit card transactions relating to customers included in the Transferred Assets. During the period Seller provides the Transition Services, Seller will not be required to perform (and will not receive any compensation by Purchaser for) marketing services or any development services through its outsourced vendor in Vietnam with respect to the Transferred Assets.
9.3 Consents. As promptly as practicable after the date of this Agreement but in no event later than three Business Days prior to the Closing Date, Seller shall use its best efforts to obtain and make all orders, permits, consents, approvals, other authorizations, declarations and filings set forth in Schedule 6.4 of the Seller Disclosure Schedules to the extent that they are required to be obtained or made prior to the Closing.
9.4 Notification. Between the date hereof and the Closing Date, each Party shall promptly notify the other Parties if it becomes aware of any fact or condition that could be reasonably expected to cause or constitute a breach of any of its representations or warranties had that representation or warranty been made as of the time of the occurrence of such fact or condition. Should any such fact or condition require any change to either Party’s Disclosure Schedules, such Party shall promptly deliver to the other Parties a supplement to such Disclosure Schedules specifying such change; provided, however, that such delivery shall not affect any rights of the other Parties under Article XIII or XIV. During the same period, each Party shall promptly notify the other Parties of the occurrence of any breach of any covenant of such Party or of the occurrence of any event that may make the satisfaction of the conditions in Article X impossible or unlikely.

ARTICLE X
CLOSING CONDITIONS
10.1 Conditions to Obligations of Each Party to Close. The obligations of each Party to consummate the transactions contemplated hereby are subject to the satisfaction or waiver by such Party, prior to or at the Closing, of the condition that no Law shall have become effective restraining, enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated hereby or the effective operation or enjoyment by Purchaser of the Transferred Assets or the Business.
10.2 Conditions to Obligations of Seller and Parent to Close. The obligations of Seller and Parent to consummate the transactions contemplated hereby are subject to the satisfaction or waiver by Seller and Parent, prior to or at the Closing, of each of the following conditions:
(a) Each of the representations and warranties of Purchaser contained in this Agreement shall be true and accurate as of the date when made and shall be true and correct as of the Closing Date as though made on and as of the Closing Date, except that those representations and warranties which address matters only as of a particular date shall be true and correct as of such particular date;
(b) Each of the covenants and obligations of Purchaser to be performed on or before the Closing Date pursuant to the terms of this Agreement shall have been duly and fully performed on or prior to the Closing Date; and
(c) Seller shall have received a certificate dated the Closing Date and duly executed by an executive officer of Purchaser certifying that the conditions specified in Sections 10.2(a) and 10.2(b) have been satisfied.
10.3 Conditions to Obligations of Purchaser to Close. The obligations of Purchaser to consummate the transactions contemplated hereby are subject to the satisfaction or waiver by Purchaser, prior to or at the Closing, of each of the following conditions:
(a) Each of the representations and warranties of Seller and Parent contained in this Agreement shall be true and accurate as of the date when made and shall be true and correct as of the Closing Date as though made on and as of the Closing Date, except that those representations and warranties which address matters only as of a particular date shall be true and correct as of such particular date;
(b) Each of the covenants and obligations of Seller and Parent to be performed on or before the Closing Date pursuant to the terms of this Agreement shall have been duly and fully performed on or prior to the Closing Date;
(c) Seller shall have obtained all orders, permits, consents, approvals or other authorizations set forth in Schedule 6.4 of the Seller Disclosure Schedules to the extent that they are required to be obtained prior to the Closing;
(d) Purchaser shall have received at the Closing (i) a certificate dated the Closing Date and duly executed by an executive officer of Seller certifying that the conditions specified in Sections 10.3(a), 10.3(b) and 10.3(c) have been satisfied and (ii) a certificate dated the Closing Date and duly executed by an executive officer of Parent certifying that the conditions specified in Sections 10.3(a) and 10.3(b) have been satisfied;
(e) Seller shall have delivered to Purchaser Schedules 2.1 and 3.1, each updated as of the Closing Date;

(f) Purchaser shall have completed due diligence of Seller, Parent, the Transferred Assets and the Business to its sole satisfaction; and
(g) Purchaser shall have received approvals and other authorizations of any Governmental Authority relating to the transfer of Parent’s and Seller’s Governmental Authorizations to Purchaser (to the extent transferable to Purchaser).
ARTICLE XI
ADDITIONAL COVENANTS
11.1 Best Efforts; Government Approvals. Each Party shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to: (a) consummate and make effective as promptly as practicable the transactions contemplated hereby; and (b) obtain any required approvals, consents or other authorizations as promptly as practicable. The Parties shall cooperate with each other in preparing, submitting and filing, as expeditiously as possible, all applications, notifications and report forms as may be required by applicable law with respect to the transactions contemplated by this Agreement.
11.2 Non-Competition. For a period of three years from the Closing Date, Seller and Parent shall not:
(a) engage in, invest in, own, manage, operate, finance, control, advise or render services to any business that provides a service (as opposed to a hardware platform) competitive, directly or indirectly, with the Business as conducted by Seller or Parent immediately prior to the Closing (a “Competitive Business”); provided, however, in no way shall Seller or Parent be limited in engaging in a Competitive Business to the extent such Competitive Business is a component of an acquisition by Seller closed during such 3-year period until a commercially reasonable period of time has passed for disposal of such Competitive Business;
(b) solicit the Business of any person, entity or organization who is a customer of Purchaser;
(c) cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of Purchaser to cease doing Business with Purchaser, to deal with any competitor of Purchaser or in any way interfere with its relationship with Purchaser;
(d) following the Closing Date, use or apply to register on any public register any trade name, business name, domain name, trademark, service mark or e-mail address included in the Transferred Assets or any name similar to those names or addresses or likely to be confused with them; or
(e) assert any claim of infringement with respect to the use by Purchaser or its affiliates in the business of individual internet fax services of any patent or copyright claim of Seller or Parent or their affiliates used by Seller or Parent or their affiliates in the Business at the Closing.
11.3 Non-Solicitation. For a period of three years from the Closing Date, (a) Seller and Parent shall not directly or indirectly hire, retain or attempt to hire or retain any employee of Purchaser or in any way interfere with the relationship between Purchaser and any of its employees; and (b) Purchaser shall not directly or indirectly hire, retain or attempt to hire or retain any employee of the other Party or in any way interfere with the relationship between any other Party and any of its employees.

11.4 Further Assurances. The Parties shall cooperate reasonably with each other in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall (a) furnish upon request to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things, all as the other Parties may reasonably request for the purpose of carrying out the intent of this Agreement and the transactions contemplated hereby.
ARTICLE XII
INDEMNIFICATION
12.1 Survival of Representations and Warranties. The representations and warranties of each of Seller and Parent contained in this Agreement and the Seller Disclosure Schedules shall survive the Closing and will remain active and in full effect, until the earlier of (a) termination in accordance with the provisions of this Article XII, and (b) termination of this Agreement in accordance with the provisions of Article XIII, upon and after which the representations and warranties of each of Seller and Parent will terminate and be of no further force or effect. The representations and warranties of each of Purchaser contained in this Agreement and the Purchaser Disclosure Schedules shall survive the Closing and will remain active and in full effect, until the earlier of (a) termination in accordance with the provisions of this Article XII, and (b) termination of this Agreement in accordance with the provisions of Article XIII, upon and after which the representations and warranties of each of Seller and Parent will terminate and be of no further force or effect.
12.2 Indemnification by Seller and Parent. Seller and Parent shall, jointly and severally, indemnify and hold harmless Purchaser and its affiliates, officers, directors, employees, agents and other representatives (collectively, the “Indemnified Parties”) from and against any and all losses (“Losses”) arising out of or related to:
(a) any breach by Seller or Purchaser of any representation or warranty made by Seller or Purchaser in this Agreement;
(b) any breach by Seller or Purchaser of any covenant or agreement set forth in this Agreement;
(c) any liability arising out of the ownership or operation of the Transferred Assets prior to the Closing other than the Assumed Liabilities;
(d) any Excluded Liabilities; and
(e) any of the matters set forth in Schedule 12.2(e).
12.3 Notice of Claims.
(a) Any Indemnified Party seeking indemnification hereunder shall, within the relevant limitation period provided for in Section 12.1, give to Seller a written notice (a “Notice of Claim”) describing in reasonable detail the facts giving rise to any claims for indemnification of Losses and an estimate of Losses (which, in the case of Losses not yet incurred, paid or accrued, may be the amount reasonably anticipated to be incurred, paid or accrued); provided, that a Notice of Claim in respect of any action at law or suit in equity by or against a third Person as to which indemnification will be sought shall be given promptly after the action or suit is commenced. The Parties agree that in no event shall the information contained in the Notice of Claim limit in any manner the Indemnified Party’s rights for indemnification under this Agreement.

(b) Seller shall have 20 days after receiving any Notice of Claim pursuant hereto to (i) agree to the amount set forth in the Notice of Claim and to pay such amount to such Indemnified Party in immediately available funds or (ii) provide such Indemnified Party with written notice that it disagrees with the amount set forth in the Notice of Claim (the “Indemnity Dispute Notice”). Within 15 days after the giving of any Indemnity Dispute Notice, a representative of Seller and the Indemnified Party shall negotiate in good faith to resolve the matter. In the event that the controversy is not resolved within 30 days of the giving of the Indemnity Dispute Notice, the Parties shall thereupon and only thereupon proceed to pursue any and all available remedies at law, subject to Sections 12.2 and 12.3 of this Agreement.
(c) Notwithstanding the foregoing, the provisions of this Section 12.3 shall not apply in the case of a Notice of Claim provided in connection with a claim by a third Person made against an Indemnified Party, which claims are provided for by Section 12.4.
12.4 Third Person Claims. If a claim by a third Person is made against an Indemnified Party, and if such party intends to seek indemnity with respect thereto under this Article XII, such Indemnified Party shall promptly notify Seller. Seller shall have 20 days after receipt of such notice to acknowledge and agree to fully and completely indemnify Purchaser, undertake, conduct and control, through counsel of its own choosing and at its own expense, the settlement or defense thereof, and the Indemnified Party shall cooperate with it in connection therewith at the cost of Seller; provided, that the Indemnified Party may participate in such settlement or defense through counsel chosen by such Indemnified Party and paid at its own expense. So long as Seller is reasonably contesting any such claim in good faith, the Indemnified Party shall not pay or settle any such claim without the consent of the Seller, which consent shall not be unreasonably withheld. If Seller does not notify the Indemnified Party in writing within 10 days after receipt of the Indemnified Party’s written notice of a claim of indemnity hereunder that it elects to undertake the defense thereof, the Indemnified Party shall have the right to undertake the defense, compromise or settlement of the claim and shall be fully and completely indemnified by Seller.
12.5 The Parties agree to use dates and timing of notices under this Article XII in good faith as guidelines but that non-conformity with such dates and timing of notices shall not prejudice the Party obligated to make such dates and timing unless such actions materially and adversely effect Seller and then the Indemnified Party’s ability to collect under this Article XII shall be limited by the proportional amount that such non-conformity directly resulted in additional costs and expenses.
12.6. Use of Holdback Amount. Any obligation of Seller under Section 12.2 shall initially be satisfied from the Holdback Amount. To the extent the Holdback Amount is insufficient to satisfy an amount payable to Purchaser under this Article XII, Seller shall be responsible for paying the balance to Purchaser within 10 days following written notice from Purchaser to Seller of such determination. Further, Seller’s obligation under Section 12.2 shall be subject to an aggregate dollar limit of $50,000 (the “Indemnification Threshold”) for all claims of Indemnified Parties combined, which Indemnification Threshold must be exceeded prior to the any Indemnified Party being able to make any claims under Section 12.2. If the Indemnification Threshold is met, Seller shall be responsible for any and all claims of the Indemnified Parties arising under Section 12.2, including the claims that were aggregated to meet the Indemnification Threshold, subject to Sections 12.2 and 12.3.
12.7 Indemnification in Case of Strict Liability or Indemnitee Negligence. THE INDEMNIFICATION PROVISIONS IN THIS ARTICLE XII SHALL BE ENFORCEABLE REGARDLESS OF WHETHER THE LIABILITY IS BASED UPON PAST, PRESENT OR FUTURE ACTS, CLAIMS OR LEGAL REQUIREMENTS (INCLUDING ANY PAST, PRESENT OR FUTURE BULK SALES LAW, ENVIRONMENTAL LAW, FRAUDULENT TRANSFER ACT, OCCUPATIONAL SAFETY AND HEALTH LAW OR PRODUCTS LIABILITY, SECURITIES OR OTHER LEGAL REQUIREMENT) AND REGARDLESS OF WHETHER ANY PERSON (INCLUDING THE PERSON FROM WHOM INDEMNIFICATION IS SOUGHT) ALLEGES OR PROVES THE SOLE, CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE OF THE PERSON SEEKING INDEMNIFICATION OR THE SOLE OR CONCURRENT STRICT LIABILITY IMPOSED UPON THE PERSON SEEKING INDEMNIFICATION.

12.8 Restrictions. This Article XII is subject to certain restrictions contained in the attached Schedule 12.
ARTICLE XIII
TERMINATION
13.1 Termination Events. By notice given prior to the Closing, this Agreement may be terminated as follows:
(a) by the written consent of Purchaser, Parent and Seller;
(b) by any Party, if any Governmental Authority, court or arbitrators of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, unless such order arises out of, or results from, a breach by the Party seeking to terminate this Agreement of any representation, warranty, covenant or agreement of such party in this Agreement;
(c) by any Party, if the Closing shall not have occurred on or prior to December 31, 2007, unless the failure of the Closing to occur by such date arises out of, or results from, a breach by the party seeking to terminate this Agreement of any representation, warranty, covenant or agreement of such Party in this Agreement;
(d) by Purchaser, if Seller or Parent has breached any of its covenants or agreements or any of its representations or warranties contained in this Agreement, and such breach is not cured within five days following written notice to the breaching Party or cannot, by its nature, be cured prior to December 31, 2007, provided that the Purchaser seeking to terminate this Agreement is not then in a breach of any representation, warranty, covenant or other agreement contained in this Agreement; or
(e) by Seller or Parent, if Purchaser has breached any of its covenants or agreements or any of its representations or warranties contained in this Agreement, and such breach is not cured within five days following written notice to Purchaser or cannot, by its nature, be cured prior to December 31, 2007, provided that the Party seeking to terminate this Agreement is not then in a breach of any representation, warranty, covenant or other agreement contained in this Agreement.
13.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 13.1, this Agreement shall forthwith become void and have no effect, and none of Purchaser, Parent, Seller, any of their respective affiliates, officers, directors, employees shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (a) the confidentiality provisions of Section 15.1 shall survive any termination of this Agreement, and (b) notwithstanding anything to the contrary contained in this Agreement, neither Purchaser nor Seller shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

ARTICLE XIV
TAX MATTERS
14.1 Tax Cooperation. Purchaser, Parent and Seller hereby agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Transferred Assets as is reasonably necessary for the filing of all tax returns, and making of any election related to taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to any tax return. Purchaser, Parent and Seller shall cooperate with each other in the conduct of any audit or other proceeding related to taxes involving the Business and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 14.1.
14.2 Allocation of Taxes.
(a) Seller and Parent shall be responsible, jointly and severally, for all taxes arising by reason of or attributable to the Transferred Assets, the Business, or its operations, properties, activities and transactions during or with respect to the Pre-Closing Period. Seller and Parent shall indemnify, jointly and severally, Purchaser against any tax demands, tax penalties or interest on arrears in the event that such debit items are charged after the Closing Date as a result of events prior to that date. Seller shall be relieved of its responsibility to indemnify Purchaser against such taxes under this Section 14.2(a) if Purchaser does not give Seller notice of the tax liability assessed against Purchaser within three months after the tax authority or agency, or governmental or judicial body has issued a final, binding tax assessment against Purchaser.
(b) Purchaser shall be responsible for and shall indemnify Seller and Parent against all taxes arising by reason of or attributable to the Transferred Assets, the Business or its operations, properties, activities and transactions during or with respect to the Post-Closing Period.
(c) All personal property taxes and similar ad valorem obligations levied with respect to the Transferred Assets for a taxable period that includes (but does not end on) the Closing Date shall be apportioned between (a) Purchaser and (b) Seller and Parent as of the Closing Date based on the number of days of such taxable period included in the Pre-Closing Period and the number of days of such taxable period included in the Post-Closing Period. Seller and Parent shall be liable, jointly and severally, for the proportionate amount of such taxes that are attributable to the Pre-Closing Period, and Purchaser shall be liable for the proportionate amount of such taxes that are attributable to the Post-Closing Period.
(d) All taxes relating to, resulting from or arising out of the transfer of Seller’s assets to Purchaser as contemplated in this Agreement shall be borne by the Party on whom the tax is imposed by the relevant tax office or agency of any governmental unit. As illustrative and not exhaustive examples of the preceding sentence, Seller shall bear the responsibility of paying the capital gains tax imposed.

ARTICLE XV
MISCELLANEOUS
15.1 Confidentiality. Except as required by any applicable Law, each Party shall, and shall cause its affiliates, officers, directors, employees, agents and representatives to keep confidential, and not use or disclose in any manner, without the prior written consent of the other Party, any proprietary and non-public information, in any form, relating to the other Party, any of the agreements or arrangement set forth in this Agreement or any of the transactions contemplated by this Agreement (the “Confidential Information”), regardless of whether the transactions contemplated hereby shall be consummated; provided, however, that in the event any use of disclosure of Confidential Information is or becomes required by any applicable Law, the disclosing Party shall provide to the other Party the content of the proposed disclosure, the reason that such disclosure is required by Law, and the time and place that the disclosure will be made at least two business days prior to such disclosure. The Parties will work in good faith to agree upon what, if any, disclosure should be made pursuant to Law. This Agreement, its negotiation, and any information disclosed relating to the underlying transaction is strictly confidential and subject to the Nondisclosure Agreement between the parties of date even herewith (“NDA”). Notwithstanding the aforementioned, Exhibit 15.1 contains a specimen copy of the Current Report on Form 8-K that Parent will file with the Securities and Exchange Commission regarding the Agreement and the transactions contemplated hereby.
15.2 Entire Agreement. All Exhibits and Schedules hereto (attached hereto and as executed) shall be deemed to be incorporated into and made part of this Agreement. This Agreement, together with all Exhibits and Schedules hereto, constitutes the entire agreement between the Parties with respect to the subject matter hereof, and supersedes any and all prior agreements and arrangements, whether written or oral, that may exist between the Parties with respect to the subject matter hereof except for the NDA which shall remain in full force and effect and shall co-exist with this Agreement. This Agreement may not be amended, supplemented or otherwise modified except by a writing duly executed by Purchaser, Parent and Seller.
15.3 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Neither Party may assign this Agreement or any of its rights and obligations hereunder without the prior written consent of the other Parties, provided however, that Purchaser may assign this Agreement or portions thereof to its affiliates, subsidiaries or parent without the consent of Seller or Parent.
15.4 Notices. All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when delivered personally, sent by facsimile transmission confirmed in writing within two Business Days, or sent by registered or certified mail, postage prepaid, as follows:
If to Purchaser:
j2 Global Communications, Inc.
6922 Hollywood Blvd, Suite 500
Los Angeles, California 90028
Attn: R. Scott Turicchi
Tel: +1 323 860 9200
Fax: +1 323 860-9201
with a copy to:
j2 Global Communications, Inc.
6922 Hollywood Blvd, Suite 500
Los Angeles, California 90028
Attn: Legal Department
Tel: +1 323 860 9200
Fax: +1 323 843-5390

If to Seller:
EasyLink Services Corporation
6025 The Corners Parkway, Suite 100
Norcross, Georgia 30092
Attn: Glen E. Shipley
Tel: +1 678 533 8004
Fax: +1 678 229 9087
with a copy to (which alone shall not constitute notice):
Troutman Sanders LLP
600 Peachtree Street, NE
Suite 5200
Atlanta, Georgia 30308
Attn: Larry Shackelford
Tel: +1 404 885 3926
Fax: +1 404 962 6548
If to Parent:
EasyLink Services International
Corporation
6025 The Corners Parkway, Suite 100
Norcross, Georgia 30092
Attn: Glen E. Shipley
Tel: +1 404 885 3926
Fax: +1 678 229 9087
with a copy to (which alone shall not constitute notice):
Troutman Sanders LLP
600 Peachtree Street, NE
Suite 5200
Atlanta, Georgia 30308
Attn: Larry Shackelford
Tel: +1 404 885 3926
Fax: +1 404 962 6548
Any Party may change the address or fax number to which such communications are to be sent to it by giving written notice of change of address to the other Party in the manner provided above.
15.5 Non-Waiver. The failure in any one or more instances of a Party to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege in this Agreement conferred, or the waiver by said Party of any breach of any of the terms, covenants or conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving Party.

15.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.
15.7 Severability. The invalidity of any provision of this Agreement or portion of a provision shall not affect the validity of any other provision of this Agreement or the remaining portion of the applicable provision.
15.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to conflicts of law principles. Any dispute relating to or arising out of or in connection with this Agreement shall be resolved in the courts of Los Angeles, California, with exclusive original jurisdiction in the County of Los Angeles, California.
15.9 Expenses. All fees and expenses (including fees of counsel, accountants and other advisors) incurred by any Party in connection with the negotiation and execution of this Agreement or the consummation of the transactions contemplated hereby shall be borne by such Party. Seller shall be responsible for all the costs associated with the porting-out from Seller’s telecommunications carrier of any DID included in the Transfer Assets and Purchaser shall be responsible for all the costs associated with the porting-in to Purchaser’s telecommunications carrier any DID included in the Transferred Assets.
[Signature Page Follows]

IN WITNESS WHEREOF, each Party has caused this Agreement to be executed by its duly authorized officer as of the date first above written.

EasyLink Services Corporation as Seller

By:	/s/ Glen Shipley

Name: Glen Shipley Title: CFO

EasyLink Services International Corporation as Parent

By:	/s/ Glen Shipley

Name: Glen Shipley Title: CFO

j2 Global Communications, Inc. as Purchaser

By:	/s/ R. Scott Turicchi

Name: R. Scott Turicchi Title: Co-President